UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2018

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 362-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amended Credit Agreement

On April 1, 2018, the Company entered into a First Amendment, Consent and Joinder to Credit Agreement (the “First Amendment”), with PNC Bank, National Association (the “Bank”), as administrative agent, and the lenders party thereto.  The First Amendment and the Amended Credit Agreement attached thereto amends that certain Amended and Restated Credit Agreement entered into by the Company, the Bank, as administrative Agent and the lenders party thereto on November 22, 2016 which provided a $300 million revolving line of credit facility and an accordion feature to permit the increase of the A&R Facility by up to an additional $100 million in the form of new term loans or additional revolving credit loans (the "Existing Credit Agreement").  The First Amendment was entered into contemporaneously with the transfer of substantially all of the Company’s hydraulics segment assets to the Company’s wholly-owned subsidiary, Sun Hydraulics, LLC, a newly-formed Florida limited liability company (“SHL”), and in preparation for the acquisition of Faster S.p.A. (see Item 2.01 below).

The Existing Credit Agreement as amended by the First Amendment (the “2018 Amended Credit Agreement”), increases the revolving credit facility up to an aggregate maximum principal amount of $400,000,000, adds a new term loan credit facility in an aggregate principal amount of $100,000,000, which was funded on or about April 3, 2018, and increased the accordion feature to permit the increase of the A&R Facility by up to an additional $200 million from ($100 million under the Existing Credit Agreement).  The credit facilities under the 2018 Amended Credit Agreement are available through April 3, 2023 (the “Amended Facility”).

Pursuant to the First Amendment, SHL has been added as an additional guarantor of the Amended Facility.  In addition, (i) SHL joined the existing Security Agreement between the Company, Enovation and the Bank, for the benefit of the lenders, granting a security interest in substantially all of their respective assets, (ii) the Company previously entered into a Pledge Agreement with the Bank, for the benefit of the lenders, granting a security interest in certain equity ownership in certain of its subsidiaries in connection with the Existing Credit Agreement, which was amended in connection with the First Amendment to include the pledge by the Company of its membership interests in SHL, and (iii) the Company and/or certain of its subsidiaries entered into/amended certain other additional agreements further granting security interests in certain specific assets, including intellectual property rights, in each case to secure amounts borrowed under the 2018 Amended Credit Agreement.

As of the date of this filing, the Company borrowed $258,000,000 under the revolving credit facility and $100,000,000 under the term loan facility, under the Amended Facility.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Acquisition of Faster S.p.A.

On April 5, 2018, the Company completed its acquisition of all of the outstanding equity interests of Polyusus Lux IV S.à r.l., a Luxembourg limited liability company (“Polyusus Lux IV”), the owner of 100% of the share capital of Faster S.p.A., an Italian joint stock company (“Faster”), pursuant to the Share Purchase Agreement (the “Purchase Agreement”), dated February 18, 2018, among the Company, Capvis IV Co-Investors Faster L.P., a Jersey limited partnership (“Capvis”) and certain co-investors (collectively, with Capvis, the “Sellers”), which together owned all of the shares of Polyusus Lux IV.

The cash consideration paid at closing was approximately 430 million euros, less outstanding debt and unpaid transaction costs and other deductions from the purchase price set forth in the Purchase Agreement.  An insurance policy was issued at closing which provides approximately $30 million of coverage to the Company for certain breaches of the representations and warranties of the Sellers in the Purchase Agreement, subject to a $2.25 million deductible.

Prior to the closing, Polyusus Lux IV owned approximately 99% of the share capital of Faster.  As provided in the Purchase Agreement, concurrent with the closing, Polyusus Lux IV purchased the shares held by the minority owners of Faster, resulting in Faster becoming a wholly-owned subsidiary of Polyusus Lux IV.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, previously filed as Exhibit 2.1 to the Company’s Report on Form 8-K field on February 20, 2018, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b)	Pro Form Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d)Exhibits.

2.1

Share Purchase Agreement, dated as of February 18, 2018, by and among Sun Hydraulics Corporation, Capvis IV Co-Investors Faster L.P. and Certain Co-Investors (filed as Exhibit 2.1 to the Company’s Report on Form 8-K filed on February 20, 2018, and incorporated herein by reference).

10.1	First Amendment to Credit Agreement
99.1	Press release of Sun Hydraulics Corporation announcing the completion of the acquisition of Faster Group and the amendment of the Company’s Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

Dated: April 5, 2018	By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer (Principal Financial and Accounting Officer)

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